UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2015

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-36824 (Commission File Number)	98-1162329 (IRS Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)On August 1, 2015, Dr. Mark Blumenkranz resigned from the Board of Directors (the “Board”) of Presbia PLC (the “Company”), and each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board, in each case effective immediately, as a result of other business commitments.  Dr. Blumenkranz did not resign because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Dr. Blumenkranz joined the Company’s Medical Advisory Board upon his resignation as a director.

(d)On August 1, 2015, the Board appointed Dr. Gerd Auffarth to the Board to fill the vacancy created by the resignation of Dr. Blumenkranz.  Dr. Auffarth has been elected to serve a term expiring at the conclusion of the Company’s 2016 annual general meeting of shareholders.  Dr. Auffarth has been appointed to serve on each of the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  Dr. Auffarth will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2015 Annual General Meeting of Shareholders, dated June 11, 2015.  Pursuant to these policies and practices, on August 3, 2015, Dr. Auffarth was granted 11,019 restricted ordinary shares, which vest in five equal annual installments beginning on August 3, 2016.  The Company entered into its standard director indemnification agreement with Dr. Auffarth.

 On August 3, 2015, the Company issued a press release announcing the appointment of Dr. Auffarth to the Board.  A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Presbia PLC dated August 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By:	/s/ Richard Fogarty
Name:	Richard Fogarty
Title:	Chief Accounting Officer

Dated:    August 3, 2015

Exhibit Index

Number	Exhibit

99.1	Press Release of Presbia PLC dated August 3, 2015.